                                EXHIBIT 21.1.1
                                --------------



                                              STATE OF COUNTRY      ASSUMED
NAME                                          OF ORGANIZATION       NAMES/DBA
----                                          ----------------      ---------

Optical Security Industries, Inc.             Colorado              OpSec U.S.

Optical Security Industries                   United Kingdom        OpSec
  International, Plc                                                International, Plc

OpSec Pasternak & Partner Holding GmbH        Germany                   -

OpSec Pasternak & Partner GmbH & Co., K.G.    Germany                   -

Dimensional Printing Industries, Inc.         Colorado                  -

TSL Incorporated                              Colorado                  -
